Exhibit 99.1

News release

TREX COMPANY REPORTS Strong Third QUARTER 2026 RESULTS, DELIVERING BACK-TO-BACK RECORD QUARTERS

26% Net Sales Growth Drives Record High Third Quarter Revenue

Sales Driven by Broad Strength Led by Wood Conversion Focus

Successfully Executing Enhanced Distribution Strategy

Arkansas on Schedule to Operate at 50% Capacity by Year-End

Raising 2026 Guidance on Strong Execution and Positive Outlook

Third Quarter Financial Highlights

•
Net sales of $360 million
•
Gross margin of 36.0% and adjusted gross margin of 36.9%
•
Net income of $52 million and diluted earnings per share of $0.52
•
Adjusted net income of $56 million
•
Adjusted diluted earnings per share of $0.55
•
Adjusted EBITDA of $100 million

WINCHESTER, Va. – November 4, 2026 – Trex Company, Inc. [NYSE:TREX], the world’s largest manufacturer of wood-alternative composite decking and railing, and a leader in high-performance, low-maintenance outdoor living products, today announced financial results for the third quarter of 2026.

“We delivered an exceptional third quarter as we successfully executed our enhanced distribution strategy, began the ramp-up of our Arkansas manufacturing facility, generated record third quarter revenue, and again increased our full-year outlook,” said Adam Zambanini, President and CEO.

“Growth reflected strong underlying customer demand with additional benefit from distribution-related inventory investments. Our growth remains overwhelmingly volume-driven, with minimal benefit from pricing.

“We believe our underlying performance was driven primarily by Trex-specific initiatives and continued market share gains rather than any meaningful improvement in broader end-market conditions. Demand remained strong across all levels of decking products, demonstrating the effectiveness of our wood conversion strategy and our ability to attract a broader range of homeowners into the Trex brand.

“Our investments in marketing, innovation, and brand development continue to strengthen demand for Trex products and support our long-term growth objectives. These efforts, combined with our category leadership and expanded market reach, provide a strong foundation to continue gaining market share and delivering long-term growth across a range of market environments.

“The enhanced distribution strategy announced last quarter was executed successfully and remains on schedule. During the quarter, we completed inventory placements with our new and expanded distribution partners while inventory held by our former distribution partner continued to be reduced. Although inventory levels increased at selected distribution partners during the transition, overall channel inventory remained comparable to the prior year.

“Importantly, the transition was completed with minimal disruption across the channel and has strengthened our route-to-market capabilities. Together with our distribution partners, we believe we are now better positioned to support accelerated growth and capitalize on future market share opportunities.

“To support our long-term growth strategy, we continue to make excellent progress ramping production at our Arkansas facility. The facility remains on track to have approximately 50% of its existing decking production capacity operational by year-end. While startup costs were higher than anticipated during the quarter largely due to certain mechanical issues that have since been resolved, we continue to expect Arkansas to drive meaningful margin expansion over time through improved manufacturing efficiency, lower logistics costs, and closer proximity to key Sunbelt growth markets.

“The facility was also designed with future expansion in mind, allowing us to efficiently add production lines and increase capacity as demand grows. This provides Trex with substantial flexibility to support both near-term growth opportunities and our long-term objective of significantly expanding the business.

“Given our strong year-to-date performance, continued demand momentum, and confidence in our strategic initiatives, we are pleased to raise our full-year guidance once again,” Mr. Zambanini concluded.

Q3 2026 Financial Summary

All financial results comparisons made are against the prior-year period unless otherwise noted:

Net sales increased 26.0% to $360 million from $285 million, reflecting broad-based volume growth led by the Trex Enhance® product line, supported by strong consumer demand, continued success executing our wood conversion strategy, and ongoing market share gains. We estimate that approximately $30 million in revenue came from initial distribution load-in.

Gross profit was $129 million, with gross margin of 36.0%, compared to gross profit of $115 million and gross margin of 40.5% in the prior-year period. Excluding Arkansas plant startup costs, adjusted gross profit was $133 million, compared to adjusted gross profit of $117 million in the prior-year period.

Gross margin performance reflected higher transportation-related input costs associated with increased diesel prices, as well as higher depreciation resulting from recent capacity investments. Startup costs at the Arkansas facility were higher than anticipated due to a temporary mechanical issue that created operational inefficiencies during the quarter. The issue has been resolved, and the Company expects startup-related costs to moderate as production volumes increase as the facility advances toward full utilization.

Selling, general, and administrative expenses were $56 million, representing 15.7% of net sales, compared to $45 million, or 15.8% of net sales, in the prior-year period. Excluding digital transformation costs, SG&A was $55 million compared to $43 million in the prior year. The increase primarily reflects investments in people, capabilities, and brand-building initiatives designed to accelerate consumer demand and support future growth.

Net income was $52 million, or $0.52 per diluted share, compared to net income of $52 million, or $0.48 per diluted share, in the prior year. Adjusted net income was $56 million, with adjusted diluted earnings per share of $0.55, compared to adjusted net income of $55 million, with adjusted diluted earnings per share of $0.51.

Adjusted EBITDA increased 10% to $100 million from $90 million in the prior-year period.

Free cash flow for the quarter was $135 million, reflecting strong operating performance, seasonal working capital benefits, and lower capital expenditures as construction of the Arkansas facility approaches completion.

During the quarter, the Company repurchased approximately 1.2 million shares for $55 million and repaid $83 million outstanding under its revolving credit facility. The Company anticipates completing its Board-authorized $150 million share repurchase program by year-end, bringing total share repurchases during 2026 to approximately $300 million.

Other Quarter Highlights

•
Celebrated Trex's 30th anniversary and outlined a strategy to double the business over the next four years, expanding beyond category-leading decking to become the defining brand in outdoor living through continued investment in manufacturing capacity, product innovation, strategic partnerships, and digital solutions.

•
Appointed Brian J. Taylor as the Company's first Chief Commercial Officer (CCO), with responsibility for sales, marketing, and information technology. Bringing these functions together creates a more integrated, customer-focused approach to demand generation, channel engagement, digital capabilities, and revenue growth.
•
Announced a strategic relationship with Do it Best Group. Through this relationship, Do it Best members and True Value retailers now have access to Trex products while also participating in the cooperative's rebate program, strengthening the outdoor living category for members nationwide.
•
Expanded its outdoor living portfolio with an upgraded Trex Lighting collection and new finishing solutions, including aluminum gates and marine-grade stainless-steel fastening options, providing homeowners and contractors with additional ways to create complete, coordinated outdoor living spaces.
•
Released its 2025 Sustainability Report, highlighting the Company's continued commitment to product quality, durability, environmental stewardship, and sustainable manufacturing practices.

Summary & Outlook

“We are pleased to raise our full-year guidance, reflecting the strength of our year-to-date execution, continued demand for our products, and confidence in our strategic growth initiatives,” said Prith Gandhi, Senior Vice President and CFO.

“While the broader market environment remains mixed, contractor engagement, consumer interest, and demand for Trex products continue to be strong. We believe our investments in distribution, manufacturing capacity, branding, innovation, and organizational capabilities are positioning Trex to continue gaining market share and creating long-term value for shareholders.

“We also continue to generate significant free cash flow, supported by strong operational performance and declining capital expenditures as construction nears completion at Arkansas facility. Our capital allocation priorities remain focused on investing in growth, returning capital to shareholders through share repurchases, and pursuing strategic acquisitions,” concluded Mr. Gandhi.

The Company is raising its full-year 2026 guidance, highlighted by increased revenue and adjusted EBITDA expectations.

Full Year 2026 Guidance
	Low	High
Net sales	$1,296M	$1,306M
Adjusted EBITDA	$355M	$360M
Depreciation and amortization	~$85M
Adjusted SG&A	~17% of net sales
Interest expense	$4M	$6M
Effective tax rate	26.0%	27.0%
CapEx	~$100M

Q4 2026 Guidance
	Low	High
Net Sales	$175M	$185M

Trex has not provided a reconciliation of forward-looking Adjusted EBITDA to net income, the most directly comparable GAAP measure, because certain items required for such reconciliation are outside of Trex’s control and/or cannot be reasonably predicted without unreasonable efforts. The probable significance of these items cannot be determined at this time.

Conference Call & Webcast Information

Trex will hold a conference call to discuss its third quarter 2026 results on Wednesday, November 4, 2026, at 8:00 a.m. ET. To participate on the day of the call, dial +1-800-715-9871, or internationally +1-646-307-1963, approximately ten minutes before the call, and tell the operator you wish to join the Trex Company Conference Call.

A live webcast of the conference call will be available in the Investor Relations section of the Trex Company website at 3Q26 Earnings Webcast. For those who cannot listen to the live broadcast, an audio replay of the conference call will be available within 24 hours of the call on the Trex website. The audio replay will be available for 30 days.

Use of Non-GAAP Measures

The Company reports its financial results in accordance with accounting principles generally accepted in the United States (GAAP). To supplement our consolidated financial statements reported on a GAAP basis, we provide the following non-GAAP financial measures, adjusted gross profit, adjusted net income, adjusted diluted earnings per share, adjusted EBITDA and free cash flow. Management believes these non-GAAP financial measures provide investors with additional meaningful financial information that should be considered when assessing our underlying business performance and trends. Further, management believes these non-GAAP financial measures also enhance investors’ ability to compare period-to-period financial results. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company’s reported results prepared in accordance with GAAP and are not meant to be considered superior to or a substitute for our GAAP results. Our non-GAAP financial measures do not represent a comprehensive basis of accounting. Therefore, our non-GAAP financial measures may not be comparable to similarly titled measures reported by other companies. Reconciliations of these non-GAAP financial measures to GAAP information are included below. Management uses these non-GAAP financial measures in making financial, operating, compensation and planning decisions and in evaluating the Company’s performance. Disclosing these non-GAAP financial measures allows investors and management to view our operating results excluding the impact of items that are not reflective of the underlying operating performance.

Non-GAAP Reconciliation Tables

Reconciliation of GAAP Gross Profit to Adjusted Gross Profit

	Three Months Ended September 30,		Nine Months Ended September 30,
TREX COMPANY, INC.	2026	2025	2026	2025
	(Unaudited)		(Unaudited)
Gross profit	$129,473	$115,438	$426,839	$411,300
Railing conversion	—	271	—	5,521
Arkansas start-up	3,209	1,378	3,209	2,659
Adjusted gross profit	$132,682	$117,087	$430,048	$419,480

Reconciliation of GAAP Net Income to Adjusted Net Income

	Three Months Ended September 30,		Nine Months Ended September 30,
TREX COMPANY, INC.	2026	2025	2026	2025
	($ in thousands, except per share data)		($ in thousands, except per share data)
Net income	$52,493	$51,770	$175,772	$188,113
Railing conversion	-	271	-	5,521
Digital transformation	1,042	1,749	3,209	2,680
Arkansas start-up^	3,281	1,965	4,142	4,939
Income tax effect	(1,159)	(1,036)	(1,955)	(3,402)
Adjusted net income	$55,657	$54,719	$181,168	$197,851

Diluted earnings per share	$0.52	$0.48	$1.70	$1.75
Adjusted diluted earnings per share	$0.55	$0.51	$1.76	$1.84

^Arkansas start-up costs for the three months ended September 30, 2026 were $3,209 in cost of sales and $72 in selling, general, and administrative expenses. Arkansas start-up costs for the nine months ended September 30, 2026 were $3,209 in cost of sales and $933 in selling, general, and administrative expenses. Arkansas start-up costs for the three months ended September 30, 2025 were $1,378 in cost of sales and $587 in selling, general, and administrative expenses. Arkansas start-up costs for the nine months ended September 30, 2025 were $2,659 in cost of sales and $2,280 in selling, general, and administrative expenses.

Reconciliation of GAAP Net Income to Adjusted EBITDA

TREX COMPANY, INC.	Three Months Ended September 30,		Nine Months Ended September 30,
	2026	2025	2026	2025
	($ in thousands)		($ in thousands)
Net income	$52,493	$51,770	$175,772	$188,113
Interest expense	843	—	3,170	—
Income tax expense	19,186	18,627	63,276	66,346
Depreciation and amortization	22,166	16,012	59,903	46,068
Other expenses ^	496	—	5,169	—
Railing conversion	—	271	—	5,521
Digital transformation	1,042	1,749	3,209	2,680
Arkansas start-up^^	3,281	1,965	4,142	4,939
Adjusted EBITDA	$99,507	$90,394	$314,641	$313,667

^Non-cash write down of obsolete equipment

^^Arkansas start-up costs for the three months ended September 30, 2026 were $3,209 in cost of sales and $72 in selling, general, and administrative expenses. Arkansas start-up costs for the nine months ended September 30, 2026 were $3,209 in cost of sales and $933 in selling, general, and administrative expenses. Arkansas start-up costs for the three months ended September 30, 2025 were $1,378 in cost of sales and $587 in selling, general, and administrative expenses. Arkansas start-up costs for the nine months ended September 30, 2025 were $2,659 in cost of sales and $2,280 in selling,

general, and administrative expenses.

Reconciliation of Cash from Operation to Free Cash Flow

TREX COMPANY, INC.	Three Months Ended September 30,
	2026	2025
	($ in thousands)
Net cash provided by operating activities	$152,622	$196,889
Expenditures for property, plant and equipment	(16,635)	(53,941)
Purchased intangibles	(1,407)	(3,379)
Free cash flow	$134,580	$139,569

GAAP Financial Statement Tables

TREX COMPANY, INC. Condensed Consolidated Statements of Comprehensive Income (In thousands, except share and per share data)
	Three Months Ended September 30,		Nine Months Ended September 30,
	2026	2025	2026	2025
	(Unaudited)		(Unaudited)
Net sales	$359,504	$285,348	$1,120,926	$1,013,142
Cost of sales	230,031	169,910	694,087	601,842
Gross profit	129,473	115,438	426,839	411,300
Selling, general and administrative expenses	56,455	45,041	179,452	156,841
Other expenses	496	-	5,169	-
Income from operations	72,522	70,397	242,218	254,459
Interest expense, net	843	-	3,170	-
Income before income taxes	71,679	70,397	239,048	254,459
Provision for income taxes	19,186	18,627	63,276	66,346
Net income	$52,493	$51,770	$175,772	$188,113
Basic earnings per common share	$0.52	$0.48	$1.71	$1.75
Basic weighted average common shares outstanding	101,719,534	107,244,573	103,018,450	107,217,689
Diluted earnings per common share	$0.52	$0.48	$1.70	$1.75
Diluted weighted average common shares outstanding	101,827,361	107,332,641	103,102,802	107,304,543
Comprehensive income	$52,493	$51,770	$175,772	$188,113

TREX COMPANY, INC. Condensed Consolidated Balance Sheets (In thousands, except share data) (unaudited)
	September 30,	December 31,
	2026	2025
ASSETS
Current assets:
Cash and cash equivalents	$3,271	$3,807
Accounts receivable, net	222,914	48,091
Inventories	181,189	238,665
Prepaid expenses and other assets	18,674	19,843
Total current assets	426,048	310,406
Property, plant and equipment, net	1,049,158	1,049,733
Operating lease assets	46,275	52,632
Goodwill and other intangible assets, net	35,831	31,529
Other assets	10,329	9,141
Total assets	$1,567,641	$1,453,441
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$51,763	$34,759
Accrued expenses and other liabilities	120,591	77,030
Accrued warranty	4,697	5,416
Line of credit	170,000	133,500
Total current liabilities	347,051	250,705
Deferred income taxes	130,845	85,833
Operating lease liabilities	35,262	41,755
Non-current accrued warranty	27,290	24,324
Other long-term liabilities	16,788	16,560
Total liabilities	557,236	419,177
Stockholder's Equity:
Preferred stock, $0.01 par value per share, 3,000,000 shares authorized; none issued and outstanding	—	—
Common stock, $0.01 par value per share, 360,000,000 shares authorized; 141,319,518 and 141,208,139 shares issued and 100,648,634 and 105,737,266 shares outstanding at September 30, 2026 and December 31, 2025, respectively	1,413	1,412
Additional paid-in capital	162,230	155,316
Retained earnings	1,965,619	1,789,847
Treasury stock, at cost, 40,670,884 and 35,470,873 shares at September 30, 2026 and December 31, 2025, respectively	(1,118,857)	(912,311)
Total stockholders’ equity	1,010,405	1,034,264
Total liabilities and stockholders’ equity	$1,567,641	$1,453,441

TREX COMPANY, INC. Condensed Consolidated Statements of Cash Flows (In thousands)
	Nine Months Ended September 30,
	2026	2025
	(unaudited)
Operating Activities
Net income	$175,772	$188,113
Adjustments to reconcile net income to net cash
provided by operating activities:
Depreciation and amortization	59,903	46,068
Deferred income taxes	45,012	-
Stock-based compensation	8,096	6,460
Loss on disposal of property, plant and equipment	5,169	507
Other non-cash adjustments	(309)	(169)
Changes in operating assets and liabilities:
Accounts receivable	(174,823)	(75,641)
Inventories	57,476	57,731
Prepaid expenses and other assets	5,378	8,236
Accounts payable	23,438	13,150
Accrued expenses and other liabilities	49,112	30,512
Deferred Revenue	227	-
Income taxes receivable/payable	(6,088)	17,660

Net cash provided by operating activities	$248,363	$292,627

Investing Activities
Expenditures for property, plant and equipment	(69,373)	(180,214)
Purchased intangibles	(5,949)	(8,280)
Proceeds from sales of property, plant and equipment	89	358

Net cash used in investing activities	$(75,233)	$(188,136)

Financing Activities
Borrowings under line of credit	656,000	679,547
Principal payments under line of credit	(619,500)	(770,847)
Repurchases of common stock	(208,634)	(4,033)
Proceeds from employee stock purchase and option plans	906	901
Financing costs	(2,438)	6

Net cash used in financing activities	$(173,666)	$(94,426)

Net (decrease) increase in cash and cash equivalents	(536)	10,065
Cash and cash equivalents at beginning of period	3,807	1,292

Cash and cash equivalents at end of period	$3,271	$11,357

About Trex Company

For more than 30 years, Trex Company [NYSE: TREX] has invented, reinvented and defined the composite decking category. Today, the company is the world’s #1 brand of sustainable, wood-alternative decking and railing, and a leader in high performance, low-maintenance outdoor living products. Boasting the industry’s strongest distribution network, Trex sells products through more than 6,700 retail outlets across six continents. Through strategic licensing agreements, the company offers a comprehensive outdoor living portfolio that includes deck drainage, flashing tapes, LED lighting, outdoor kitchen components, pergolas, spiral stairs, fencing, lattice, cornhole and outdoor furniture – all marketed under the Trex® brand. Based in Winchester, Va., Trex is proud to have been named America’s Most Trusted® Outdoor Decking^ for the past 6 years (2021-2026). The company also holds a place on Barron’s list of the 100 Most Sustainable U.S. Companies (2024 and 2025), was named one of America’s Most Responsible Companies 2024 by Newsweek, ranked as one of the 100 Best ESG Companies by Investor’s Business Daily, and named the Sustainable Brand Leader in the decking category by Green Builder Media for the 16th consecutive year. For more information, visit Trex.com.

^Trex received the highest numerical score in the proprietary Lifestory Research 2021-2026 America’s Most Trusted® Outdoor Decking studies. Study results are based on experiences and perceptions of people surveyed. Your experiences may vary. Visit www.lifestoryresearch.com.

Forward-Looking Statements

The statements in this press release regarding the Company’s expected future performance and condition constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are subject to risks and uncertainties that could cause the Company’s actual operating results to differ materially. Such risks and uncertainties include, but are not limited to: the extent of market acceptance of the Company’s current and newly developed products, including fire-rated and PVC decking products; the costs associated with the development and launch of new products and the market acceptance of such new products; the sensitivity of the Company’s business to general economic conditions; the impact of seasonal and weather-related demand fluctuations on inventory levels in the distribution channel and sales of the Company’s products; the availability and cost of third-party transportation services for the Company’s products and raw materials; the Company’s ability to obtain raw materials, including scrap polyethylene, wood fiber, and other materials used in making our products, at acceptable prices; increasing inflation, oil prices, and tariffs in the macro-economic environment; the Company’s ability to maintain product quality and product performance at an acceptable cost; the Company’s ability to increase throughput and capacity to adequately match supply with demand; the level of expenses associated with warranty claims, product replacement and consumer relations expenses related to product quality; the highly competitive markets in which the Company operates; cyber-attacks, security breaches or other security vulnerabilities; the impact of current and upcoming data privacy laws and the EU General Data Protection Regulation and the related actual or potential costs and consequences; material adverse impacts from global public health pandemics and geopolitical conflicts, including the ongoing conflict in the Middle East and its potential effect on consumer confidence; risks associated with the Company’s digital transformation initiatives and related costs; risks associated with the startup, construction, and operational transition of the Company’s Arkansas facility; risks associated with changes to the Company's distribution model, including potential disruption to sales channels and customer relationships; and material adverse impacts related to labor shortages or increases in labor costs. Documents filed with the U.S. Securities and Exchange Commission by the Company, including in particular its latest annual report on Form 10-K and quarterly reports on Form 10-Q, discuss some of the important factors that could cause the Company’s actual results to differ materially from those expressed or implied in these forward-looking statements. The Company expressly disclaims any obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Contacts:

Lee Coker

VP, Corporate Development & Investor Relations

540-542-6321

Eric Prouty

Casey Kotary

ADVISIRY Partners

212-750-5800

eric.prouty@advisiry.com

casey.kotary@advisiry.com